Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

By and Between

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

and

CHARTER FINANCIAL CORPORATION

Dated as of

March 3, 2007

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SCHEDULES

Buyer Disclosure Schedule
Section 3.1(b)
Section 3.1(d)
Section 3.2(a)
Section 3.3(b)
Section 3.4
Section 3.5(b)
Section 3.13(a)
Section 3.14
Section 3.19

Seller Disclosure Schedule
Section 4.1(d)
Section 4.2(a)
Section 4.2(b)
Section 4.2(c)
Section 4.3(a)
Section 4.3(b)
Section 4.7

Section 4.14(c)
Section 4.14(e)
Section 4.15(a)
Section 4.15(f)
Section 4.15(g)(iii)
Section 4.15(i)
Section 4.16
Section 4.18
Section 4.22
Section 4.26
Section 4.27(b)

Schedule 5.2(g)
Schedule 6.6(e)
Schedule 6.6(f)
Schedule 6.7(b)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 3, 2007, by and between BOSTON PRIVATE FINANCIAL HOLDINGS, INC., a Massachusetts corporation (the “Buyer”), and CHARTER FINANCIAL CORPORATION, a Washington corporation (the “Seller”). The capitalized terms used in this Agreement, unless otherwise defined herein, are defined in Section 9.11.

WHEREAS, the boards of directors of each of the Buyer and the Seller have determined that it is in the best interests of their respective shareholders to consummate a business combination between Buyer and Seller, and have adopted and approved this Agreement and approved the business combination transactions provided for herein, in which, subject to the terms and conditions set forth herein, Seller will merge with and into the Buyer (such business combination, including the plan of merger in a form to be mutually agreed upon by Buyer and Seller, the “Merger”);

WHEREAS, the parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, also concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the Buyer and each member of the Seller’s board of directors and certain senior officers of the Seller and its Subsidiaries are entering into shareholder voting agreements dated as of the date hereof (the “Shareholder Voting Agreements” and certain letters relating to Rule 145 of the Securities Act of 1933, as amended, dated as of the date hereof (the “Affiliate Letters”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and Chapter 23B.11 of the Revised Code of Washington (the “Washington Code”), at the Effective Time, the Seller shall merge with and into the Buyer. The Buyer shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of The Commonwealth of Massachusetts.

1.2 Alternative Transaction Structures. The parties agree that the Buyer may change the method of effecting the business combination with the Seller, and the Seller shall cooperate in such efforts, including, without limitation, by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any actions taken pursuant to this Section 1.2 shall not (a) alter or change the kind or amount of consideration to be issued to holders of shares of common stock, no par value per share, of the Seller (“Seller Common Stock”) or the treatment of the Seller Options, (b) reasonably be expected to prevent, impede or delay receipt of any Requisite Regulatory Approval or the consummation of the transactions contemplated hereby, or (c) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party or parties entitled to the benefits thereof).

1.3 Effective Time. The Merger shall become effective at the time and on the date when the articles of merger (the “Articles of Merger”) are received for filing and subsequently endorsed by the Secretary of State of The Commonwealth of Massachusetts and the Secretary of State of the State of Washington. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.4 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. Boston time on a date (the “Closing Date”) and at the offices of Goodwin Procter LLP in Boston, Massachusetts, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing), unless extended by mutual agreement of the parties.

1.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the MBCA and the Washington Code.

1.6 Articles of Organization and Bylaws. The Articles of Organization of the Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.7 Seller Bank Board Representation. At the Effective Time, the board of directors of Seller Bank shall consist of the current directors of Seller Bank and two additional Persons designated by Buyer.

ARTICLE II

EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK; MERGER

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Seller or any shareholder of the Seller:

(a) Each share of common stock, par value $1.00 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Seller Common Stock held as Treasury Stock (as defined in Section 9.11) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock, Exception Shares and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.1(f) either: (i) $45.70 in cash (the “Cash Consideration”); or (ii) 1.5951 shares, as adjusted pursuant to Section 2.4 (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Consideration.”

(d) Bank Common Stock. Each share of Bank Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger.

(e) Cancellation of Old Shares. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares and Dissenting Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an

“Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 2.3, the Consideration and cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.1(c) and 2.2. “Exception Shares” means shares of Seller Common Stock owned or held by Buyer or by the Seller, other than shares owned or held in a bona fide fiduciary or agency capacity (“Trust Account Shares”) or in satisfaction of a debt previously contracted in good faith (“DPC Shares”).

(f) Election. Subject to the allocation procedures set forth in Section 2.1(g), each record holder of Seller Common Stock will be entitled to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, notwithstanding any other provision of this Agreement, sixty percent (60%) of the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and forty percent (40%) of such shares of Seller Common Stock shall be converted into the Cash Consideration. Shares of Seller Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Seller Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Seller Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion to the Exchange Agent) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Seller Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” All such elections (each, an “Election”) shall be made on a form designed for that purpose and agreed to by Buyer and Seller (an “Election Form”). Any shares of Seller Common Stock for which the record holder has not, as of the Election Deadline (as defined in Section 2.3 (b) below), properly submitted to the Exchange Agent a properly completed Election Form will be deemed Non-Election Shares. A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. The exchange agent (the “Exchange Agent”) will be a bank or trust company in the United States selected by Buyer and reasonably acceptable to Seller. In order to make a valid election, the properly completed Election Form must be accompanied by certificates of the shares of Seller Common Stock to which such Election Form relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Seller Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Buyer, in its sole discretion). Notwithstanding anything contained herein to the contrary, each share of Seller Common Stock owned by a subsidiary of Buyer or by a Subsidiary of Seller (in each case, other than Exception Shares) shall be converted in the Merger solely into Buyer Common Stock.

(g) Allocation Procedures. The allocation among the holders of shares of Seller Common Stock of rights to receive the Stock Consideration or the Cash Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.2 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.2 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.2 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.2 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of Buyer Common Stock will be issued pursuant to the Merger. Instead, Buyer will pay or cause to be paid to the holder of any Old Shares that would, pursuant to Section 2.1, otherwise be entitled to receive fractional shares of Buyer Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of the fraction of a share to which such holder would otherwise have been entitled multiplied by the average of the last sale prices of Buyer Common Stock, as reported on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

2.3 Exchange of Old Certificates for New Certificates.

(a) Exchange Agent. Until the sixth month anniversary of the Effective Time, Buyer shall make available or cause to be made available to the Exchange Agent certificates (each, a “New Certificate”) representing the shares of Buyer Common Stock (each, a “New Share”) and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be delivered to Buyer. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for New Certificates and/or cash pursuant to this Article II shall thereafter be entitled to look exclusively to Buyer, and only as a general creditor thereof in the case of cash, for the shares of Buyer Common Stock and/or cash to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. At least thirty days prior to the expected Election Deadline, Buyer shall cause the Exchange Agent to mail or deliver to each Person who is a holder of record of Seller Common Stock an Election Form and a form of letter of transmittal in form reasonably satisfactory to Buyer and

Seller containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this Article II. To be effective, the Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., Boston time, on the business day that is the tenth (10th) business day prior to the anticipated Closing Date or such other date agreed upon by the Parties (which date shall be specified in the Election Form ) (the “Election Deadline”) and accompanied by the Old Certificates as to which such Election Form is being made, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Seller (or accompanied by an appropriate guarantee of delivery by an eligible organization) in the case of shares that are not held in book entry form. For shares that are held in book entry form, Buyer shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to Seller. The Exchange Agent shall make all computations contemplated by Section 2.1 hereof, and after consultation with Buyer and Seller, all such computations will be conclusive and binding on the parties hereto and on the former holders of Seller Common Stock absent manifest error. Any shares of Seller Common Stock for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form will be deemed Non-Election Shares; provided, that the Exchange Agent shall, in its reasonable discretion, be permitted to waive immaterial defects in any completed Election Form. Any Election Form may be revoked, by the shareholder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Buyer and Seller that the Merger has been abandoned and the Exchange Agent shall promptly return Old Certificates. Promptly after the Effective Time but not later than seven (7) business days after the date of the Effective Time in the case of holders who surrender Old Certificates by the Election Deadline, each holder who has surrendered to the Exchange Agent an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor a New Certificate representing the New Shares and/or a check in the amount to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued, or cash payment made, in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of Buyer and the Exchange Agent that any such taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Agreement, no dividends or other distributions in respect of New Shares with a record date on or after the date of the Effective Time shall be paid to any Person holding an Old Certificate until such Old Certificate has been surrendered for exchange as provided herein. Subject to the effect of applicable laws and the immediately preceding sentence, following surrender of any such Old Certificates, there shall be paid to the holder of the New Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date on or after the date of the Effective Time theretofore payable with respect to the New Shares represented thereby, as well as any dividends with respect to Seller Common Stock declared prior to the Effective time but unpaid.

(d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of Buyer or Seller of Old Shares.

(e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Buyer or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Buyer or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and/or pay or cause to be paid the amounts, if any, deliverable in respect to the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

2.4 Adjustment of Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of Buyer Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of Buyer, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

2.5 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his dissenter’s rights under Chapter 23B.13 of the Washington Code (the “Dissenting Shares”) shall not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the Washington Code, and shall receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the Washington Code. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Seller Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Buyer in its sole discretion. The Seller shall give Buyer (i) prompt notice of any notice or demands regarding dissatisfaction by any dissenting stockholder with the Seller’s estimate of the fair value of such stockholder’s shares of Seller Common Stock received by Seller or the commencement of any court action to determine the fair value of a dissenting shareholder’s shares of Seller Common Stock, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands or court actions.

2.6 Withholding Rights. Buyer shall be entitled to deduct and withhold from the Consideration such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller shareholder in respect to which such deduction and withholding was made by Buyer.

2.7 Seller Options. At the Effective Time, each outstanding option to purchase shares of Seller Common Stock, whether through the issuance of shares of Seller Common Stock or otherwise, granted under a Seller Equity Compensation Plan (each, a “Seller Option”), shall be cancelled and the Buyer shall pay each holder thereof at or promptly after the Effective Time (but in no event later than seven business days after the Effective Time) for each such Seller Option cancelled an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Cash Consideration over the applicable exercise price of such Seller Option by (ii) the number of shares of Seller Common Stock subject thereto immediately prior to the Effective Time. In connection therewith, at least sixty (60) business days prior to the Closing Date, the Seller shall provide written notice to each holder of a then outstanding Seller Option (whether or not such Seller Option is then vested or exercisable), that (A) such Seller Option shall be, as at the date of such notice, exercisable in full, (B) such Seller Option shall terminate at the Effective Time and (C) if such Seller Option is not exercised prior to the Effective Time, such Seller Option shall be treated as set forth in the immediately preceding sentence.

2.8 Tax Treatment of Merger. Buyer and Seller intend that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and shall file all tax returns and reports consistent therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer, except as set forth in the Buyer Disclosure Schedule, hereby represents and warrants to the Seller as follows:

3.1 Corporate Organization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

(b) The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer is a bank holding company registered with the FRB under the BHC Act. Except as set forth in Section 3.1(b) of the Buyer Disclosure Schedule, the Articles of Organization, certified by the Secretary of State of The Commonwealth of Massachusetts, and bylaws of the Buyer (the “Buyer Bylaws”), certified by the Buyer’s Secretary, copies of which have previously been made available to the Seller, are true, complete and correct copies of such documents as currently in effect, and no amendments are pending. The Buyer is not in violation of any provision of its Articles of Organization or the Buyer Bylaws. The minute books of the Buyer made available to the Seller reflect in all material respects all corporate actions taken since January 1, 2004 by the Buyer’s shareholders and board of directors (including committees of the Buyer’s board of directors).

(c) Each of Buyer’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer.

(d) Except as set forth in Section 3.1(d) of the Buyer Disclosure Schedule, the Buyer has no Subsidiaries and no material Equity Investments (other than investments in such Subsidiaries).

(e) The Articles of Incorporation and Bylaws or equivalent organizational documents of each of the Buyer’s Subsidiaries, copies of which have previously been made available to the Seller, are true, correct and complete copies of such documents as currently in effect and no amendments are pending to such documents. None of the Buyer’s Subsidiaries is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of each of the Buyer’s Subsidiaries made available to the Seller contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 2004 of its shareholders and board of directors (including committees of its board of directors).

3.2 Capitalization.

(a) The authorized capital stock of the Buyer consists of 70,000,000 shares of Buyer Common Stock and 2,000,000 shares of Buyer Preferred Stock. As of February 28, 2007, there are (i) 36,747,387 shares of Buyer Common Stock issued and outstanding; (ii) no shares of Buyer Common Stock held in the treasury of the Buyer; and (iii) no shares of Buyer Preferred Stock issued and outstanding. In addition, as of February 28, 2007, there are 5,158,336 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options. The Buyer has no shares of Buyer Common Stock reserved for issuance other than as described above. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law. Except for the Buyer stock option plans (which include director and employee stock options) or as reflected in Section 3.2(a) of the Buyer Disclosure Schedule, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Buyer Common Stock or any other equity security of the Buyer or any Subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or any other equity security of the Buyer or any Subsidiary of the Buyer or obligating the Buyer or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 3.2(a) of the Buyer Disclosure Schedule, there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Buyer. Except for outstanding restricted stock with vesting schedules, there are no shares of Buyer Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Buyer.

(b) The Buyer Common Stock to be issued in the Merger has been, or prior to the Closing will be, duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of any preemptive rights.

3.3 Authority; No Violation.

(a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the Buyer. No other corporate proceedings on the part of the Buyer are necessary to consummate the Merger and the other transactions contemplated hereby and by the other Transaction Documents. This Agreement and the other Transaction Documents to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller and any other parties thereto), constitute the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally or by equitable principles.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is a party nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will, assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 3.3(b) of the Buyer Disclosure Schedule have been obtained and all registrations, declarations, filings, notifications, approvals and consents described in Section 3.4 have been made and/or obtained and any waiting periods thereunder have terminated or expired, (i) conflict with or violate any provision of the Buyer’s Articles of Organization or Buyer Bylaws, (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or by which any property or asset of the Buyer is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party as issuer, guarantor or obligor, or by which it or any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement or any of the other Transaction Documents or (3) have a Material Adverse Effect on the Buyer.

3.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority or with any third party are necessary in connection with (a) the execution and delivery by the Buyer of this Agreement or any other Transaction Document, or (b) the consummation by the Buyer of the Merger and the other transactions contemplated hereby or thereby, except (i) approval and notice to the FRB, the Washington DOB, FDIC, MBBI and MHPF, and such other consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, prevent or materially delay consummation of the Merger, prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement or any of the Transaction Documents and (ii) such consents, authorizations, waivers, approvals, filings, notices and registrations as are listed in Section 3.4 of the Buyer Disclosure Schedule. The Buyer has no knowledge of any fact or circumstance relating to the Buyer or its Subsidiaries that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

3.5 Reports.

(a) The Seller has had access through publicly-available information to (i) Buyer’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC (the “Buyer 10-K”), (ii) all proxy statements as filed with the SEC relating to Buyer’s meetings of shareholders to be held after January 1, 2007 and (iii) all other documents filed by Buyer with the SEC under the Exchange Act or the Securities Act since January 1, 2007 (the “Buyer SEC Reports”). As of their respective dates, such documents complied, and all documents to be filed by Buyer with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications of the chief executive officer and chief financial officer of Buyer required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Buyer SEC Reports, as applicable, are true and correct as of the date of this Agreement, as they relate to a particular Buyer SEC Report, as though made as of the date of this Agreement. Buyer has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

(b) Except as set forth in Section 3.5(b) of the Buyer Disclosure Schedule, since January 1, 2004, the Buyer and its Subsidiaries have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the MBBI; (ii) the MHPF; (iii) the FRB; and (iv) the FDIC (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the “Buyer Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact. Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Buyer and its Subsidiaries, since January 1, 2004, no Bank Regulator has initiated any proceeding or, to the knowledge of the Buyer, investigation into the business or operations of the Buyer or any of its Subsidiaries. Except as set forth in Section 3.5(b) of the Buyer Disclosure Schedule, the Buyer and its Subsidiaries have resolved in all material respects all violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

(c) The Buyer and its Subsidiaries have established and maintain internal controls and procedures to ensure that its financial statements are prepared so as to be fairly presented in conformity with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Buyer and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Buyer and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Buyer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Buyer’s and its Subsidiaries’ assets that could have a material effect on its financial statements.

(d) The Buyer has conducted an evaluation under the supervision and with the participation of its management, including the Buyer’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of its internal controls and procedures, and has concluded based on such evaluation and as of the date thereof, (i) there were no material weaknesses in internal control over financial reporting and (ii) there was no fraud, whether or not material, that involved management or other employees of the Buyer or any of its Subsidiaries who have a significant role in the Buyer’s internal control over financial reporting.

3.6 Absence of Undisclosed Liabilities. As of December 31, 2006, Buyer and the Buyer Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2006 (or the notes thereto) included in the Buyer 10-K (the “Buyer Balance Sheet”) that were not adequately reflected or reserved against on the Buyer Balance Sheet. Buyer has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise of a type required to be reflected or described in a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (i) adequately reflected or reserved against on the Buyer Balance Sheet, (ii) incurred since December 31, 2006 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer.

3.7 Financial Statements. The Buyer has made available to the Seller copies of the consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2006 and December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2004 through 2006, inclusive, accompanied by the audit report of KPMG LLP, independent registered public accounting firm for the Buyer. The Buyer Balance Sheet and the other financial statements referred to herein (including the related notes, where applicable) present fairly, in all material respects, and the financial statements of Buyer prepared by Buyer after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders’ equity of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of footnotes.). The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP, to the extent applicable, and applicable legal and regulatory requirements.

3.8 Absence of Certain Changes or Events. Since December 31, 2006, the Buyer and each of Buyer’s Subsidiaries (a) have conducted their respective businesses in the ordinary course consistent with their past practices and (b) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

3.9 Financing. The Buyer has or will have at the Closing immediately available to it all the funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement on the terms contemplated hereby and paying all of its fees and expenses relating to such transactions.

3.10 Compliance with Applicable Laws and Reporting Requirements.

(a) The Buyer and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the “Permits”). The Buyer and each of its Subsidiaries is in compliance with the terms of the Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer. The businesses of the Buyer and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer. No investigation by any Governmental Authority with respect to the Buyer or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) The business and operations of the Buyer and of any of the Buyer’s Subsidiaries through which the Buyer conducts its finance activities (including mortgage banking and mortgage lending activities and consumer finance activities) (together, the “Buyer Finance Subsidiaries”), have been conducted in compliance in all material respects with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, RESPA, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such Buyer Finance Subsidiaries. In addition, there is no pending or, to the knowledge of the Buyer, threatened charge by any Governmental Authority that any of the Buyer Finance Subsidiaries has violated, nor any pending or, to the knowledge of the Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws where such violations would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer.

3.11 Regulatory Capitalization. Each of Boston Private Bank & Trust Company, Borel Private Bank & Trust Company, First Private Bank & Trust and Gibraltar Private Bank & Trust Company (collectively, the “Buyer Banks”), is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Buyer is “well capitalized” and after the consummation of the Merger will be “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.12 CRA, Anti-Money Laundering, OFAC and Customer Information Security. Neither the Buyer nor any Buyer Bank is aware of, has been advised of, or has reason to believe (because of the Buyer Banks’ December 31, 2006 federal Home Mortgage Disclosure Act data filed with the FDIC or the Office of Thrift Supervision, as applicable, on or prior to March 1, 2006, or otherwise) that any facts or circumstances exist, which would cause a Buyer Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory;” (ii) to be deemed to be operating in violation of the Bank Secrecy Act, the PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by each Buyer Bank, other than Gibraltar Private Bank & Trust Company, pursuant to 12 C.F.R. Part 364, and by Gibraltar Private Bank & Trust Company, pursuant to 12 C.F.R. Part 570, except, with respect to clauses (i), (ii) and (iii) above, where such failure to be in compliance or where such operation in violation, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither Buyer nor any Buyer Bank is aware of any facts or circumstances which would cause any of them to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Buyer or a Buyer Bank to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on the Buyer. Furthermore, the board of directors of each Buyer Bank has adopted, and each Buyer Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the PATRIOT Act and the regulations thereunder, except where the failure so to comply or meet requirements, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect on the Buyer.

3.13 Broker’s Fees; Fairness Opinion. Except as set forth in Section 3.13(a) of the Buyer’s Disclosure Schedule, neither the Buyer nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees incurred for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Buyer will be responsible for the payment of all such fees.

(b) The Buyer has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date hereof, the Consideration to be paid by the Buyer in the Merger is fair from a financial point of view to the Buyer, and such opinion has not been amended or rescinded and remains in full force and effect as of the date of this Agreement.

3.14 Legal Proceedings. Except as set forth in Section 3.14 of the Buyer Disclosure Schedule, there is no suit, action or proceeding pending, or to the knowledge of Buyer, threatened against or affecting Buyer or its Subsidiaries (and Buyer is not aware of the basis for any such suit, action, or proceeding) (i) that, individually or in the aggregate, is material to Buyer and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or delay Buyer in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

3.15 Buyer Information. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Seller Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made not misleading.

3.16 Agreements with Governmental Authorities. Neither the Buyer nor any of its Subsidiaries is subject to any cease and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004, a recipient of any supervisory letter from, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has the Buyer or any of its Subsidiaries been advised since January 1, 2004 by any Bank Regulator or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

3.17 Reorganization. Buyer and its Affiliates have not taken or agreed to take any action, have not failed to take any action and do not know of any fact, agreement, plan or other circumstance, in each case that would or could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.18 Derivative Transactions. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, all Derivative Transactions (defined below) entered into by the Buyer or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Buyer and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Buyer and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Buyer’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Buyer and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided, that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Buyer stock options.

3.19 Environmental Liability. Except as set forth in Section 3.19 of the Buyer Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Buyer of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Buyer, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer. To the knowledge of the Buyer, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Buyer. The Buyer is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, except as set forth in the Seller Disclosure Schedule, represents and warrants to the Buyer as follows:

4.1 Corporate Organization.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

(b) The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller. The Seller is a bank holding company registered with the FRB under the BHC Act The Articles of Incorporation, certified by the Secretary of State of the State of Washington, and bylaws of the Seller (the “Seller Bylaws”), certified by the Seller’s Secretary, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as currently in effect, and no amendments are pending. The Seller is not in violation of any provision of its Articles of Incorporation or the Seller Bylaws. The minute books of the Seller made available to the Buyer reflect in all material respects all corporate actions taken since January 1, 2004 by the Seller’s shareholders and board of directors (including committees of the Seller’s board of directors).

(c) Each of Seller’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller.

(d) Except as set forth in Section 4.1(d) of the Seller Disclosure Schedule, the Seller has no Subsidiaries and no material Equity Investments (other than investments in such Subsidiaries).

(e) The Articles of Incorporation and Bylaws or equivalent organizational documents of each of the Seller’s Subsidiaries, copies of which have previously been made available to the Buyer, are true, correct and complete copies of such documents as currently in effect and no amendments are pending to such documents. None of the Seller’s Subsidiaries is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of each of the Seller’s Subsidiaries made available to the Buyer contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 2004 of its shareholders and board of directors (including committees of its board of directors).

4.2 Capitalization.

(a) The authorized capital stock of the Seller consists of 4,976,640 shares of Seller Common Stock and 250,000 shares of preferred stock no par value per share (“Seller Preferred Stock”). As of the date hereof, there are: (i) 1,461,316 shares of Seller Common Stock issued and outstanding, (ii) no shares of Treasury Stock held by the Seller and (iii) no shares of Seller Preferred Stock issued and outstanding. Except for Trust Account Shares and DPC Shares, as of the date hereof, no shares of Seller Common Stock are held by the Seller’s Subsidiaries. In addition, as of the date hereof, there are 116,911 shares of Seller Common Stock reserved for issuance upon exercise of outstanding Seller Options. The Seller has no shares of Seller Common Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law. Except for the Seller Stock Option Plans (which include director and employee stock options), the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or any other equity security of the Seller or any Subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or any other equity security of the Seller or any Subsidiary of the Seller or obligating the Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Seller. Section 4.2(a) of the Seller Disclosure Schedule, as of the date hereof, sets forth (i) the name of each holder of a Seller Option, (ii) the date each Seller Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Seller Option, (iv) the expiration date of each such Seller Option, and (v) the price at which each such Seller Option may be exercised. There are no shares of Seller Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller.

(b) The authorized capital stock of the Seller Bank consists of 2,880,000 shares of common stock, no par value per share (“Bank Common Stock”) and 250,000 shares of preferred stock, no par value per share (“Bank Preferred Stock”). As of the date hereof, (i) 725,552 shares of Bank Common Stock are issued and outstanding, which are owned directly by the Seller, and which is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law, (ii) no shares of Bank Common Stock are held in the treasury of the Seller Bank, and (iii) no shares of Bank Common Stock are held by any of Seller’s Subsidiaries or Affiliates and (iv) no shares of Bank Preferred Stock are issued and outstanding except as provided in Section 4.2(b) of the Seller Disclosure Schedule, each share of Bank Common Stock owned by the Seller is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Seller’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) Section 4.2(c) of the Seller Disclosure Schedule lists each of the Seller’s Subsidiaries and Equity Investments on the date of this Agreement and indicates for each such Subsidiary and Equity Investment as of such date: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Seller; (ii) the jurisdiction of organization; and (iii) the federal and/or state bank regulatory or other authority (including, without limitation, the specific regulatory provision) under which its shares are held, directly or indirectly, by the Seller. Neither the Seller nor any of its Subsidiaries manage any real property. The Seller (x) has made available to the Buyer all of the organizational or similar documents regarding the control, governance or voting power in respect of each Equity Investment, (y) has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Equity Investment and (z) does not, directly or indirectly, control any Equity Investment. No Subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any equity security of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries and Equity Investments of the Seller held, directly or indirectly, by the Seller are validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

(d) The Seller Bank has its deposits insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law. The Seller Bank is not obligated to make any payments for past due premiums and assessments and the Seller Bank has filed all reports required by the FDIA since January 1, 2004. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Seller, threatened.

4.3 Authority; No Violation.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly adopted and approved by the unanimous vote of the board of directors of the Seller. The board of directors of the Seller has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the shareholders of the Seller for adoption and approval at a meeting of such shareholders and, except for the adoption and approval of this Agreement and the Merger by the Seller’s shareholders, no other corporate proceedings on the part of the Seller are necessary to consummate the Merger and the other transactions contemplated hereby and by the other Transaction Documents. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer any other parties thereto) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, expect as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally or by equitable principles.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Seller is a party nor the consummation by the Seller of the transactions contemplated hereby or thereby, will, assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 4.3(a) above and in Section 4.3(b) of the Seller Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications, approvals and consents described in Section 4.4 have been made and/or obtained and any waiting periods thereunder have terminated or expired, (i) conflict with or violate any provision of the Seller’s Articles of Incorporation, the Seller Bylaws, the organizational documents of any of Seller’s Subsidiaries, or any shareholders’ agreement (to the extent any such agreement is then in full force and effect), (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of Seller’s Subsidiaries or by which any property or asset of the Seller or any of Seller’s Subsidiaries is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of Seller’s Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of Seller’s Subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Seller or any of Seller’s Subsidiaries of any of its material obligations under this Agreement or any of the other Transaction Documents or (3) have a Material Adverse Effect on the Seller.

4.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority or with any third party are necessary in connection with (a) the execution and delivery by the Seller of this Agreement or any other Transaction Document, or (b) the consummation by the Seller of the Merger and the other transactions contemplated hereby or thereby, except approval and notice to the FRB, the Washington DOB, FDIC, MBBI and the MHPF, and such other consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller, prevent or materially delay consummation of the Merger, prevent or materially delay performance by the Seller of any of its material obligations under this Agreement or any of the other Transaction Documents. The affirmative vote (the “Requisite Affirmative Vote”) of holders of 66 2/3% of the outstanding shares of Seller Common Stock entitled to vote, is the only vote of the holders of any shares or series of capital stock or other securities of the Seller necessary to adopt this Agreement and approve the Merger. The Seller has no knowledge of any fact or circumstance relating to the Seller or its Subsidiaries that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

4.5 Financial Statements. The Seller has made available to the Buyer copies of the audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31 for the fiscal years 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2004 through 2006, inclusive, accompanied by the audit report of Moss Adams LLP, independent registered public accounting firm for the Seller. The December 31, 2006 consolidated balance sheet of the Seller and its Subsidiaries (the “Seller Balance Sheet”) and the other financial statements referred to herein (including the related notes, where applicable) and the other financial statements of the Seller referred to in this Section (including the related notes, where applicable) present fairly, in all material respects, and the financial statements of Seller prepared by Seller after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders’ equity of the Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of footnotes). The books and records of the Seller and its Subsidiaries have been, and are being, maintained in accordance with GAAP, to the extent applicable, and applicable legal and regulatory requirements.

4.6 Broker’s Fees; Fairness Opinion.

(a) Neither the Seller nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Hovde Financial, Inc. (the “Seller’s Advisor”) and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Seller will be responsible for the payment of all such fees. The fee payable to the Seller’s Advisor in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and the Seller’s Advisor, a true and complete copy of which has heretofore been furnished to the Buyer.

(b) The Seller has received the opinion of the Seller’s Advisor to the effect that, as of the date hereof, the Consideration to be received by the shareholders of the Seller pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded and remains in full force and effect as of the date of this Agreement.

4.7 Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, since December 31, 2006, the Seller and each of Seller’s Subsidiaries (a) have conducted their respective businesses in the ordinary course consistent with their past practices and (b) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller.

4.8 Legal Proceedings. There is no suit, action or proceeding pending, or to the knowledge of Seller, threatened against or affecting Seller or its Subsidiaries (and Seller is not aware of the basis for any such suit, action, or proceeding) (i) that, individually or in the aggregate, is material to Seller and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or delay Seller in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.9 Reports.

(a) Seller is not required to file any forms, reports or documents with the SEC. No subsidiary of Seller is required to file any form, report or other document with the SEC.

(b) Since January 1, 2004, the Seller and its Subsidiaries have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Washington DOB; (ii) the FDIC and (iii) the FRB (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the “Seller Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact. Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Seller and its Subsidiaries, since January 1, 2004, no Bank Regulator has initiated any proceeding or, to the knowledge of the Seller, investigation into the business or operations of the Seller or any of its Subsidiaries. The Seller and its Subsidiaries have resolved in all material respects all violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

(c) The Seller and its Subsidiaries have established and maintains internal controls and procedures to ensure that its financial statements are prepared so as to be fairly presented in conformity with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Seller and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller’s and its Subsidiaries’ assets that could have a material effect on its financial statements.

(d) The Seller has conducted an evaluation under the supervision and with the participation of its management, including the Seller’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of its internal controls and procedures, and has concluded based on such evaluations and as of the date hereof, (i) there were no material weaknesses in internal control over financial reporting, and (ii) there was no fraud, whether or not material, that involved management or other employees of the Seller or any of its Subsidiaries who have a significant role in the Seller’s internal control over financial reporting.

4.10 Agreements with Governmental Authorities. Neither the Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004, a recipient of any supervisory letter from, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Seller Disclosure Schedule, a “Regulatory Agreement”), nor has the Seller or any of its Subsidiaries been advised since January 1, 2004 by any Bank Regulator or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

4.11 Material Interests of Certain Persons. Since December 31, 2006, all transactions in which any of the senior executive officers or directors of Seller or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such senior executive officers or directors (collectively, “Seller Insiders”), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, Seller or any of its Subsidiaries are in compliance with applicable laws, rules and regulations. No Seller Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by Seller or any of its Subsidiaries or in any liability, obligation or indebtedness of Seller or any of its Subsidiaries, except for deposits of Seller Bank.

4.12 Absence of Undisclosed Liabilities. As of December 31, 2006, Seller and the Seller Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed on the Seller Balance Sheet that were not adequately reflected or reserved against therein. Seller has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise of a type required to be reflected or disclosed in a balance sheet prepared in accordance with GAAP or the notes thereto, other than liabilities (i) adequately reflected or reserved against on the Seller Balance Sheet or notes thereto, (ii) incurred since December 31, 2006 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller.

4.13 Compliance with Applicable Laws and Reporting Requirements.

(a) The Seller and its Subsidiaries hold all material Permits which are required for the operation of their respective businesses and the Seller and each of its Subsidiaries is in compliance with the terms of the Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller. The businesses of the Seller and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Seller. No investigation by any Governmental Authority with respect to the Seller or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller.

(b) The business and operations of the Seller and of any of the Seller’s Subsidiaries through which the Seller conducts its finance activities (including mortgage banking and mortgage lending activities and consumer finance activities) (together, the “Seller Finance Subsidiaries”), have been conducted in compliance in all material respects with all Finance Laws, and have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such Seller Finance Subsidiaries. In addition, there is no pending or, to the knowledge of the Seller, threatened charge by any Governmental Authority that any of the Seller Finance Subsidiaries has violated, nor any pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws where such violations would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller.

4.14 Taxes and Tax Returns.

(a) Each of Seller and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by any of Seller and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Seller nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Seller and its Subsidiaries does not file any Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or any of its Subsidiaries.

(b) Each of Seller and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, shareholder, or other third party. Each of Seller and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices from the IRS in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in its records of any B notices or C notices received with respect to any depositors, shareholders, or other payees.

(c) Neither Seller nor any director or officer (or employee responsible for Tax matters) of any of Seller and its Subsidiaries knows of any pending claim by any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or any of its Subsidiaries. Section 4.14(c) of the Seller Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Seller and its Subsidiaries for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Seller and its Subsidiaries filed or received since December 31, 2001.

(d) Neither Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is currently in effect.

(e) Except as set forth in Section 4.14(e) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Each of Seller and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Seller nor any of its Subsidiaries is a party to a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) that has not been reported in accordance with Treasury Regulation Section 1.6011-4. Neither Seller nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, other than such an agreement exclusively between or among Seller and its Subsidiaries. Neither Seller nor any of its Subsidiaries (A) has been a member of an “affiliated group” (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than an affiliated group of which Seller is or was the common parent or (B) has any liability for the Taxes of any Person (other than any of Seller and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Prior to the Effective Time and as promptly as practicable after the date hereof, the Seller will provide to the Buyer the following information with respect to each of Seller and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of December 31, 2006: (A) the basis of Seller or Subsidiary in its assets, and (B) the basis of the shareholder(s) of the Subsidiary in its stock. There are no net operating losses, net capital losses, unused investment or other credits, unused foreign taxes, or excess charitable contributions allocable to Seller or Subsidiary.

(g) The unpaid Taxes of Seller and its Subsidiaries (A) did not, as of December 31, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of Seller and its Subsidiaries in filing their Tax Returns. Since the date of the Seller Balance Sheet, neither Seller nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Other than as a result of an act of Buyer or any of its Subsidiaries, none of Seller and its Subsidiaries (including Buyer and its Affiliates as successors thereto) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i) Neither Seller nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

4.15 Employees.

(a) Except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has maintained or currently maintains, has provided or currently provides benefits under, or has contributed or currently contributes (or has been or is obligated to contribute) to, any “employee pension benefit plan” (the “Seller Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Seller Benefit Plans”), as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or any of its Subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any of its Subsidiaries (collectively, the “Seller Other Plans” and, together with the Seller Pension Plans and the Seller Benefit Plans, the “Seller Plans”).

(b) The Seller has made available to the Buyer complete and accurate copies of each of the following with respect to each of the Seller Plan: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination letter, if any; (iv) the three (3) most recent actuarial reports, if any; (v) the three (3) most recent annual reports on Form 5500; and (vi) summary plan description.

(c) Each Seller Plan has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with, to the extent applicable, the provisions of ERISA (including, but not limited to, the funding, fiduciary and prohibited transactions provisions thereof), the Code and all other applicable laws.

(d) Each Seller Pension Plan which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS that such plan meets the requirements of Code Section 401(a) and that the trust associated with such Seller Pension Plan is tax exempt under Code Section 501(a), and, to the knowledge of the Seller, no fact or circumstance exists which would adversely affect the qualified status of any such plan.

(e) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

(f) Except as set forth in Section 4.15(f) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to or maintains any contract or other arrangement with any employee or group of employees that provides for any kind of severance payments, stock or stock-equivalent payments or post-employment benefits.

(g) Neither the Seller nor any of its Subsidiaries (i) has ever maintained any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) has ever maintained any plan subject to Title IV of ERISA, or (iii) except as provided in Section 4.15(g)(iii) of the Seller Disclosure Schedule is obligated to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws).

(h) No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Seller, threatened with respect to any Seller Plan. There is no material correspondence between the Seller or any of its Subsidiaries and any Governmental Authority related to any other Seller Plan concerning any matter that would reasonably be expected to result in any material liability to the Buyer, the Seller or any Seller Plan.

(i) Except as set forth in Section 4.15(i) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries makes, is obligated to make or promises to make payments under a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (the “409A Plans”). Each 409A Plan complies or will comply prior to the Closing Date, in all material respects, in both form and operation with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of Seller will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) Neither the Seller nor any of its Subsidiaries has any further financial obligation to any employee, director, former employee or former director with respect to any long-term care insurance or similar benefit.

4.16 Regulatory Capitalization. The Seller Bank is, as set forth on Section 4.16 of the Seller Disclosure Schedule, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Seller is “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.17 CRA, Anti-Money Laundering, OFAC and Customer Information Security. Neither the Seller nor the Seller Bank is aware of, has been advised of, or has reason to believe (because of the Seller Bank’s federal Home Mortgage Disclosure Act data for the year ended December 31, 2005 filed with the FDIC on or prior to March 1, 2006, or otherwise) that any facts or circumstances exist, which would cause the Seller Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Seller Bank pursuant to 12 C.F.R. Part 364, except, with respect to clauses (i), (ii) and (iii) above, where such failure to be in compliance or where such operation in violation, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller. Neither Seller nor the Seller Bank is aware of any facts or circumstances which would cause either to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Seller or Seller Bank to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on the Seller. Furthermore, the board of directors of the Seller Bank has adopted, and the Seller Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the PATRIOT Act and the regulations thereunder, except where the failure so to comply or meet requirements, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect on the Seller.

4.18 Seller Contracts. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $125,000 or more per annum, (ii) which is a Material Contract, (iii) which expressly limits the ability of the Seller or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires the Seller or any of its Subsidiaries to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Seller and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (other than deposit and loan agreements but including any collective bargaining agreement), (v) in the case of a Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vi) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents. The Seller has previously made available to the Buyer complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.18 (collectively referred to herein as the “Seller Contracts”). All of the Seller Contracts are valid and in full force and effect, except to the extent they have previously expired or expire in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller. Neither the Seller nor any of its Subsidiaries has, and to the knowledge of the Seller, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Seller.

4.19 Property and Leases. Except as would not reasonably be expected to have a Material Adverse Effect on the Seller, the Seller or one of its Subsidiaries:

(a) has good and marketable title to all the properties and assets reflected in the Seller Balance Sheet as being owned by the Seller or one of its Subsidiaries or acquired after the date thereof, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (i) those reflected or disclosed in the Seller Balance Sheet or notes thereto (ii) statutory liens securing payments not yet due, (iii) liens on assets of Seller Bank incurred in the ordinary course of its banking business and (iv) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and

(b) is the lessee of all leasehold estates reflected in the Seller Balance Sheet or notes thereto or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Seller’s knowledge, the lessor.

4.20 Investment Securities. Except for pledges to secure public and trust deposits, Federal Reserve and Federal Home Loan Bank borrowings, repurchase agreements and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the Seller Balance Sheet, and none of the material investments made by the Seller or any of its Subsidiaries since December 31, 2006, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

4.21 Derivative Transactions. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller, all Derivative Transactions entered into by the Seller or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Seller and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Seller and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Seller and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For the avoidance of doubt, the term “Derivative Transactions” shall not include any Seller Options.

4.22 Insurance. The Seller or Seller Bank has in full force and effect the insurance policies with respect to its business, properties and assets (including errors and omissions liability insurance and all bonds required by ERISA and by any contract to which the Seller or Seller Bank is a party), and such policies are listed in Section 4.22 of the Seller Disclosure Schedule. Neither the Seller nor the Seller Bank is in material default under any such insurance policy. Immediately after the Closing, each such insurance policy or equivalent policies will be in full force and effect.

4.23 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Seller of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller. To the knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller. The Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller.

4.24 Takeover Laws and Provisions. Seller has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state. Seller has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement, and the transactions contemplated hereby comply with, the requirements of any Articles, Sections or provisions of Seller’s Articles of Incorporation and the Seller Bylaws concerning “business combinations”, “fair price”, “voting requirements”, “constituency requirements” or other related provisions.

4.25 Intellectual Property. The Seller and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Seller Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Seller Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller. Neither the Seller nor any such subsidiary has received any notice of infringement of or conflict with, and to the Seller’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Seller Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect on the Seller.

4.26 Transactions with Affiliates. Except as provided in Section 4.26 of the Seller Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Seller or any of its Subsidiaries to, and neither the Seller nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate of the Seller or any of its Subsidiaries, other than (1) loans made by Seller Bank in compliance with the FRB’s Regulation O or (2) as part of the normal and customary terms of such Persons’ employment or service as a director with the Seller or any of its Subsidiaries. Neither the Seller nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Seller and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

4.27 Loan Portfolio.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Seller, all of the written or oral loan agreements, notes or borrowing arrangements (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) with respect to loans in excess of $125,000 in original principal amount (collectively, “Loans”) originated and held currently and at the Effective Time by the Seller or any of its Subsidiaries, and any other Loans purchased and held currently and at the Effective Time by the Seller or any if its Subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of the Seller or such Subsidiaries. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Seller and its Subsidiaries furnished to the Buyer by the Seller is, as of the respective dates indicated therein, true and complete in all material respects; provided, however, that such information excludes such information as would identify the name and address or other similar personal information of any customer of the Seller. To the knowledge of the Seller, all loans originated, directly or through third parties, have been originated in material compliance with all federal, state and local laws, including, without limitation, RESPA.

(b) Section 4.27(b) of the Seller Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of the date hereof, of all Loans, other than non-accrual Loans, (ii) the aggregate outstanding principal amount, as of December 31, 2006, of all non-accrual Loans and assets classified as OREO, and (iii) a summary of Loans that were designated as “special mention”, “substandard”, “doubtful”, “loss” or words of similar import (“Criticized Assets”) as of December 31, 2006, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category and (z) each asset of the Seller that, as of December 31, 2006, is classified.

4.28 Seller Information. None of the information supplied or to be supplied by Seller for inclusion in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Seller Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made, not misleading.

4.29 Reorganization. Seller and its Affiliates have not taken or agreed to take any action, have not failed to take any action and do not know of any fact, agreement, plan or other circumstance, in each case that would or could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or by any of the other Transaction Documents, the Seller shall, and shall cause each of its Subsidiaries to: (a) conduct its business in the usual, regular and ordinary course consistent with past practice; (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and (c) take no action which would have a Material Adverse Effect or materially delay the ability of the Seller to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or any of the other Transaction Documents.

5.2 Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or any of the other Transaction Documents, as set forth in the Seller Disclosure Schedule, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

(a) Indebtedness. The Seller shall not, nor shall the Seller permit any of its Subsidiaries to, issue any debt securities or otherwise incur, create or assume any indebtedness for borrowed money or modify any of the terms of such outstanding indebtedness, issue warrants or rights to acquire any long-term debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than the creation of deposit liabilities, up to $62,500,000 of Federal Home Loan Bank borrowings, purchases of federal funds or sales of certificates of deposit in the ordinary course of business and consistent with past practice.

(b) Changes in Stock. The Seller shall not, nor shall the Seller permit any of its Subsidiaries to, (i) adjust, split, combine or reclassify any shares of its capital stock or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, (ii) make, declare or pay any dividend or make any other distribution on, whether payable in cash, stock, property or otherwise, other than cash dividends that do not exceed $0.09 on a semi-annual basis (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into (whether currently convertible or only convertible after the passage of time or the occurrence of certain events) or exchangeable for any shares of its capital stock except Trust Account Shares or DPC Shares in the ordinary course of business and consistent with past practices, or (iv) grant any individual, corporation or other entity any right to acquire any shares of its capital stock. Notwithstanding the foregoing, the Seller shall be entitled to (x) receive dividends paid in accordance with applicable law by any of the wholly-owned Subsidiaries of the Seller to the Seller or any of its wholly-owned Subsidiaries, and (y) accept shares of Seller Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Seller Options, in accordance with past practice and the terms of the applicable award agreements. After the date hereof, the Seller shall coordinate with the Buyer regarding the declaration of any dividends in respect of the Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Seller Common Stock shall not receive two dividends for any single calendar quarter with respect to their shares of Seller Common Stock and any shares of Seller Common Stock that such holders receive in exchange therefor in the Merger. Nothing herein shall preclude Seller from, and Seller shall be permitted to, declare and pay a pro rata semi-annual dividend relating to any period of time where there shall not be a duplication of dividend benefit.

(c) Issuance of Securities. The Seller shall not, nor shall it permit any of its Subsidiaries to, issue, sell, pledge or encumber any additional shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, except the issuance of capital stock upon the exercise or settlement of stock options or obligations under the terms of the applicable Seller Plan in effect on the date hereof, and issuances by a wholly-owned subsidiary of the Seller of its capital stock to its parent or to another wholly-owned subsidiary of the Seller;

(d) Dispositions. Other than in the ordinary course of business, consistent with past practice, the Seller shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, lease, assign, mortgage, encumber or otherwise dispose of or agree to sell, transfer, lease, assign, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary (so long as no resulting internal reorganization or consolidation involving existing Subsidiaries would present a material risk to or any material delay in the receipt of all Requisite Regulatory Approvals) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in each case, contemplated by contracts or agreements in force as of the date of this Agreement;

(e) Investments and Acquisitions. The Seller shall not, nor shall it permit its Subsidiaries to, except for transactions pursuant to contracts or agreements in force as of the date of this Agreement or in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary thereof, commit to make such an investment or increase or decrease its equity ownership position in any corporation or other entity in which Seller holds, as of the date of this Agreement, five percent (5%) or greater of any class of voting securities; provided, however, that the terms of this Section 5.2(e) shall not apply to the Seller’s investment securities portfolio or gap position, each of which is expressly covered by Section 5.2(j);

(f) Seller Contracts. The Seller shall not, nor shall it permit its Subsidiaries to, except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement or changes to comply with law, enter into, terminate, renew or make any change in any Seller Contract;

(g) Compensation and Benefit Plans. Except as set forth in Schedule 5.2(g) hereto, the Seller shall not, nor shall it permit its Subsidiaries to, (i) adopt, amend, renew or terminate any Seller Plan or any plan or any agreement, arrangement or plan between the Seller or any of its Subsidiaries and one or more of its current or former directors, officers or employees other than amendments to comply with law, (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Seller or any of its Subsidiaries, other than modifications to comply with law (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee, (iv) pay any bonus to any of its officers or employees, (v) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or (vi) grant any stock options, stock appreciation rights, phantom stock or other equity-based awards, other than (A) in all cases contemplated by clause (iv) or (v) in the ordinary course of business consistent with past practice or (B) as may be required by applicable law (including as a condition of continued tax qualification or existing agreement);

(h) Litigation. The Seller shall not, nor shall it permit its Subsidiaries to, settle or compromise any material pending or threatened suit, action or claim, or which relates to this Agreement, the Merger or any of the other transactions contemplated hereby or by any of the other Transaction Documents;

(i) Governing Documents. The Seller shall not, nor shall it permit its Subsidiaries to, amend its Articles of Incorporation or other governance documents, or adopt any resolution granting dissenters’ rights or permit any subsidiary to enter into a plan of consolidation, merger or reorganization with any Person or entity other than a wholly-owned subsidiary of the Seller;

(j) Investment Portfolio. The Seller shall not, nor shall it permit its Subsidiaries to, other than in the ordinary course of business and in prior consultation with the Buyer, restructure or materially change its investment policies, investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) Lines of Business. The Seller shall not, nor shall it permit its Subsidiaries to, enter into any new line of business that is material to the Seller and its Subsidiaries, taken as a whole, or file any application to relocate or terminate the operations of any banking office of the Seller or any of its Subsidiaries;

(l) Capital Expenditures. The Seller shall not, nor shall it permit its Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than in the ordinary course of business consistent with past practice;

(m) Significant Extensions of Credit. The Seller shall not, materially change its loan policies and it shall not, nor shall it permit its Subsidiaries to, make any individual extension of credit in excess of its legal lending limit as it may change from time to time in the ordinary course of business;

(n) Accounting. The Seller shall not, nor shall it permit its Subsidiaries to, implement or adopt any material change to its tax accounting or financial accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller’s independent accountants where the Buyer has been notified in advance of such changes;

(o) Agreements with Governmental Authorities; Licenses. The Seller shall not, nor shall it permit its Subsidiaries to, commit any act or omission which constitutes a material breach or default by the Seller or any of its Subsidiaries under any agreement with any Governmental Authority or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound except to the extent required bylaw;

(p) Representations and Warranties. The Seller shall not, nor shall it permit its Subsidiaries to, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or any of the other Transaction Documents, except, in every case, as may be required by applicable law;

(q) Regulatory Approval. The Seller shall not, nor shall it permit its Subsidiaries to, take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

(r) Branches. The Seller and its Subsidiaries shall not establish or enter into a contractual obligation to establish any branch operations not in existence on the date of this Agreement;

(s) Other Agreements. The Seller shall not, nor shall it permit its Subsidiaries to, authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2; or

(t) Taxes. The Seller shall not make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2005, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; provided, that for purposes of this subparagraph (t), “material” shall mean affecting or relating to $125,000 of taxable income.

5.3 Buyer Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 5.3 hereto or as expressly contemplated or permitted by this Agreement or any of the other Transaction Documents, the Buyer shall not, and the Buyer shall not permit any of its Subsidiaries to, without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time or in any of the conditions of the Merger set forth in Article VII of this Agreement not being satisfied or in a violation of any provision of this Agreement or any of the other Transaction Documents, except, in every case, as may be required by applicable law;

(b) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

(c) amend its Articles of Organization or other governance documents in any manner that would create a Materially Burdensome Regulatory Condition or otherwise be materially adverse to the Seller;

(d) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of its capital stock;

(e) implement or adopt any material change to its tax accounting or financial accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Buyer’s independent accountants where the Seller has been notified in advance of such changes; or

(f) authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

5.4 Control of the Seller’s Business. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Seller prior to the Effective Time. Prior to the Effective Time, each of the Seller and the Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.5 Communications and Notices. Neither the Seller nor the Buyer shall, and neither the Seller nor the Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the Buyer, in the case of a proposed announcement or statement by the Seller, or of the Seller, in the case of a proposed announcement or statement by the Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASD.

5.6 Certain Tax Matters. (a) Commencing upon execution of this Agreement and continuing through to the Closing, each of Buyer and Seller shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would or could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) During the period from the date of this Agreement to the Effective Time, the Seller shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns (“Post-Signing Returns”) required to be filed by it, and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (c) accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (d) promptly notify the Buyer of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Seller or any of its subsidiaries in respect of any Tax matter, including without limitation, Tax liabilities and refund claims.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Seller Shareholders Meeting; Regulatory Matters.

(a) The Seller will as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Seller Shareholders Meeting”) to be held as soon as possible, and in no event more than thirty (30) days (subject to extension with the consent of the Buyer) following the time when the Registration Statement has become effective, including the Proxy Statement/Prospectus, for the purpose of adopting and approving this Agreement and the Merger.

(b) The Seller’s board of directors has declared this Agreement, each of the other Transaction Documents and the Merger advisable and has adopted a resolution recommending adoption and approval of this Agreement, each of the other Transaction Documents and the Merger by the Seller’s shareholders, and except as provided in Section 6.2, the board of directors of the Seller shall at all times recommend adoption and approval of this Agreement and the Merger by the Seller’s shareholders and such recommendation shall be included in the Proxy Statement/Prospectus. The board of directors of the Seller shall use its reasonable best efforts to obtain from the Seller’s shareholders the Requisite Affirmative Vote in favor of adoption of this Agreement and approval of the Merger, subject to Section 6.2.

(c) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. The Buyer and the Seller shall have the right to review in advance, and, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, any filing made with, materials submitted to, or correspondence or communication with or received from, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing in this Section shall be deemed to require either Seller or Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have a Material Adverse Effect on either Seller or Buyer (a “Materially Burdensome Regulatory Condition”). Each of Buyer and Seller represents and warrants to the other that, as of the date hereof, and based on all facts reasonably available to it, it has no reason to believe that a Materially Burdensome Regulatory Condition may be imposed. Notwithstanding the foregoing, no requirement that is consistent with applicable statutes or regulations, supervisory letters or other published guidance or published interpretations of a Governmental Authority as in effect as of the date hereof shall constitute a Materially Burdensome Regulatory Condition for purposes of any provision of this Agreement.

(d) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of the Buyer or the Seller or any of their respective Subsidiaries or Affiliates to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

(e) The Buyer and the Seller shall promptly advise each other upon receiving (and the Buyer or the Seller shall so advise with respect to communications received by any subsidiary or Affiliate of the Buyer or the Seller, as the case may be) any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or third-party consent will not be obtained, or will be subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed.

6.2 No Solicitation.

(a) The Seller agrees that it shall not, and shall not authorize or permit any of its Subsidiaries or any of its, or its Subsidiaries’, directors, officers, employees, agents or representatives (collectively, “Agents”) to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding any Acquisition Transaction, or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates or representatives) concerning any Acquisition Transaction, or enter into any definitive agreement, arrangement or understanding for any Acquisition Transaction or requiring it, in connection with an Acquisition Transaction, to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated hereby, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction; provided, that, at any time prior to obtaining the approval of the Seller’s shareholders of this Agreement and the Merger and so long as none of the Seller, its Agents and Subsidiaries and its Subsidiaries’ Agents shall have breached in any material respect any of the provisions of this Section 6.2, the Seller or its Agents may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers a bona fide written proposal for an Acquisition Transaction if and so long as (i) the board of directors of the Seller determines in good faith by a vote of a majority of the entire board (x) after considering the advice of its outside legal counsel, that taking such action is necessary in order for the directors to comply with their fiduciary duties under applicable law and (y) that such proposal for an Acquisition Transaction, after consultation with Seller’s Advisor (or any other nationally recognized investment banking firm), is reasonably likely to lead to a Superior Proposal and (ii) prior to furnishing any information to such individual or entity, the Seller shall enter into a confidentiality agreement with such individual or entity that is no less restrictive to the party making the proposal, in any respect, than the Confidentiality Agreement by and between the Buyer and the Seller (the “Confidentiality Agreement”), and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement.

(b) Neither the Seller’s board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the recommendation to the Seller’s shareholders required under Section 6.1(b), or make any statement, filing or release, in connection with the Seller Shareholders Meeting or otherwise, inconsistent with such recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Seller or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a Confidentiality Agreement entered into in accordance with the provisions of Section 6.2(a)) or (B) requiring the Seller to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(c) Notwithstanding Section 6.2(b), prior to the date of the Seller Shareholders Meeting, the Seller’s board of directors may approve or recommend to the shareholders of the Seller a Superior Proposal and withdraw, qualify or modify its recommendation in connection therewith (a “Seller Subsequent Determination”) after the seventh (7th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Seller advising Buyer that the Seller’s board of directors has determined, by a vote of the majority of the entire board, that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.2) constitutes a Superior Proposal (it being understood that the Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Seller proposes to accept) if, but only if, but only if: (i) after considering the advice of the Seller’s outside legal counsel, the board of directors of the Seller determines in good faith by a vote of the majority of the entire board that that taking such action is necessary in order for the directors to comply with their fiduciary duties under applicable law; (ii) after consultation with Seller’s Advisor (or any other nationally recognized investment banking firm), the board of directors of the Seller has determined in good faith by a vote of the majority of the entire board that such proposal for an Acquisition Transaction is a Superior Proposal; (iii) during the seven (7) Business Day Period after receipt of the Notice of Superior Proposal by Buyer, the Seller and the Seller’s board of directors shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Seller to proceed with the board of director’s recommendation without a Seller Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, (iv) at the end of such seven (7) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Seller’s board of directors has again in good faith made the determination in clauses (i) and (ii) of this Section 6.2(c), and (v) the Seller and its Agents and Subsidiaries and its Subsidiaries’ Agents have complied in all material respects with this Section 6.2 (provided, that the foregoing shall in no way limit or otherwise affect the Buyer’s right to terminate this Agreement pursuant to Section 8.1(f)).

(d) The Seller immediately will cease, and shall cause its Agents and Subsidiaries and its Subsidiaries’ Agents to cease, all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for an Acquisition Transaction and request the return or destruction of all confidential information regarding the Seller or its Subsidiaries provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements, and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement.

(e) From and after the execution of this Agreement, the Seller shall advise the Buyer within the Notice Period (as defined below) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction (including a summary of the material and significant terms and conditions thereof and the identity of the other individual or entity or individuals or entities involved), or its receipt of any request for information from any Governmental Authority with respect to an Acquisition Transaction, and promptly furnish to the Buyer a copy of any such request for information or written proposal in addition to a copy of any information (to the extent not already provided to Buyer)

provided to or by any third-party relating thereto. In addition, the Seller shall immediately advise the Buyer, in writing, if the board of directors of the Seller shall make any determination as to any Acquisition Transaction as contemplated by the proviso to the first sentence of Section 6.2(a).

(f) For the purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal for an Acquisition Transaction for 100% of the outstanding voting securities of the Seller made by a third party which was not solicited by the Seller or any of its Agents, which in the good faith judgment of the board of directors of the Seller after taking into account all legal, financial, and regulatory aspects of the Acquisition Transaction (including, without limitation, any financing conditions and the likelihood and anticipated timing of consummation), is more favorable from a financial point of view to the Seller’s shareholders than the Merger (including any adjustments to the terms and conditions proposed by the Buyer in good faith in response to such Acquisition Transaction). For purposes of this Agreement, “Acquisition Transaction” means (i) a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving the Seller or any of its Subsidiaries, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Seller or all or a substantial portion of the assets or deposits of any of its Subsidiaries, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of the Seller or any of its Subsidiaries, or (iv) any substantially similar transaction; provided, however, that the term “Acquisition Transaction” shall not include the Merger or the other transactions contemplated hereby or by any of the other Transaction Documents. For purposes of this Agreement, the term “Notice Period” shall mean (x) with respect to written inquiries or proposals or other written materials, written notice as promptly as practicable and in no event later than forty-eight (48) hours after receipt thereof and (y) with respect to oral inquiries, discussions, negotiations or proposals, oral notice as promptly as practicable and in no event later than forty-eight (48) hours after receipt thereof, followed by written notice in no event later than one (1) business day after receipt of such oral inquiries, discussions, negotiations or proposals.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Seller and the Buyer, for purposes of such party verifying the representations and warranties of the other party and relating to the Merger and the other matters contemplated by this Agreement or any of the other Transaction Documents, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and, during such period, each of the Seller and the Buyer shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws (other than reports or documents which the Buyer or Seller is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Each of Buyer and Seller also shall provide the other party with reasonable access to officers, employees and agents and with copies of all periodic reports to the its senior management. Neither the Seller or the Buyer nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements, under circumstances in which the restrictions of the preceding sentence apply. No investigation by the Seller or the Buyer or their respective representatives shall affect the representations and warranties of the other party set forth herein.

(b) With respect to all information furnished by one party to the other party or its representatives under this Agreement, the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.4 Legal Conditions to Merger. Each of the Buyer and the Seller shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by the Buyer or the Seller or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Registration Statement.

(a) The Seller and Buyer agree to cooperate with each other in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by the Buyer with the SEC for purposes of registering the issuance of the Buyer Common Stock in exchange for Seller Common Stock in connection with the Merger (including the prospectus for the issuance of such Buyer Common Stock and the proxy statement and other proxy solicitation materials of Seller constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Seller agrees to cooperate with the Buyer and the Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s Advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. As promptly as reasonably practicable after the date hereof but in no event later than forty-five (45) days after the date hereof, the Buyer shall file the Registration Statement with the SEC in connection with the issuance of the Buyer Common Stock in the Merger. The Buyer agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. The Buyer also agrees to use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Seller, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

(b) The Seller and Buyer each further agree that if either shall become aware prior to the Effective Time of any information that would cause any of the statements in the Registration Statement and/or the Proxy Statement/Prospectus previously provided to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, each shall promptly inform the other party thereof and shall take such steps as are reasonably necessary to amend or supplement the Proxy Statement/Prospectus.

(c) The Buyer will advise Seller, promptly after the Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose.

(d) The Buyer shall notify the Seller promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Seller copies of all material correspondence between the Buyer or any representative of the Buyer and the SEC. The Buyer shall give the Seller and its counsel the opportunity to review and comment upon the Proxy Statement/Prospectus prior to its being filed with the SEC and shall give the Seller and its counsel the opportunity to review and comment upon all amendments and supplements to the Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Proxy Statement/Prospectus and all amendments and supplements thereto shall be in a form reasonably satisfactory to the Seller and its counsel. Each of the Buyer and the Seller agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Seller Common Stock entitled to vote at the Seller Shareholders Meeting referred to in Section 6.1(a) at the earliest practicable time (but in no event later than one (1) week following the time when the Registration Statement has become effective).

6.6 Employment and Benefit Matters.

(a) Provision of Benefits. Employees of the Seller and its Subsidiaries who remain so after the Effective Time (the “Seller Employees”) shall continue to participate in the Seller Pension Plans and Seller Benefit Plans (other than stock-based or incentive plans); provided, however, that no later than January 1, 2009, Seller Employees shall be enrolled in Buyer’s Section 401(k) Plan. The Buyer will treat, and cause its Section 401(k) Plan to treat, the service of the Seller Employees with the Seller or any Subsidiary of the Seller (or any of their predecessors) attributable to any period before the Effective Time as service rendered to the Buyer or any Subsidiary of the Buyer for purposes of eligibility to participate and vesting.

(b) Continuation of Employment. No provision of this Section 6.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or any Subsidiary of the Seller in respect of continued employment (or resumed employment) with the Buyer, or any of the Buyer’s Subsidiaries and no provision of this Section 6.6 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Buyer or any of its Subsidiaries.

(c) Health Coverage. Until the Effective Time, Seller or a Seller Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) and applicable state law with respect to qualified beneficiaries of Seller or a Seller Subsidiary, whichever is applicable, who incur a qualifying event before the Effective Time. Buyer or a Buyer Subsidiary, whichever is applicable, shall be liable for (i) all obligations for continued health coverage under COBRA and applicable state law with respect to each qualified beneficiary of Seller or a Seller Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA and applicable state law from and after the Effective Time for each qualified beneficiary of Seller or a Seller Subsidiary who incurs a qualifying event before the Effective Time.

(d) New Employment Agreement. At the request of Buyer and as a condition to Buyer agreeing to enter into this Agreement, prior to or concurrently with the execution of this Agreement, Buyer and Seller Bank shall enter into an employment agreement with Keith Jackson (which agreement shall become effective at the Effective Time or terminate and be void ab initio upon the termination of this Agreement) providing for (i) the terms of his future employment and (ii) the cancellation of his existing change in control severance agreement for the cancellation payment specified therein.

(e) Retention, confidentiality, nonsolicitation and nonacceptance agreements. In connection with this Agreement, prior to or concurrently with the execution of this Agreement, Buyer and each of the individuals named on Schedule 6.6(e) hereto shall enter into a retention, confidentiality, nonsolicitation and nonacceptance agreement (which agreement shall become effective at the Effective Time or terminate and be void ab initio upon the termination of this Agreement) providing for (i) grant of restricted stock, and (ii) a two year nonsolicitation and nonacceptance agreement.

(f) Change in Control Payment. It is agreed and acknowledged by the parties that at the Effective Time the executives listed on Schedule 6.6(f) hereto shall each be paid his or her change in control severance payment in the amount set forth in his or her change in control severance agreement as in effect on the date hereof, which amounts are set forth in Schedule 6.6(f). Payments to the other executives with change in control benefit agreements will be made in accordance with the terms of such agreements as in effect on the date hereof.

(g) Split Dollar Agreements. Buyer acknowledges that Seller Bank is a party to a split dollar agreement with each of the seven executive officers of Seller Bank who are parties to executive supplemental compensation agreements with the Seller and Seller Bank, and that each agreement and the underlying life insurance policy or policies must remain in effect during the life of such executive and the entitlement of such executive’s beneficiaries thereunder shall survive the death of such executive. Seller Bank represents and warrants that all premiums for the underlying life insurance policies are fully paid up.

(h) General Severance Plan. At and following the Effective Time, Buyer agrees to honor the general severance plan previously provided to Buyer in connection with the termination of employment of any Seller Employee, in such amounts, at such times and upon such conditions as set forth on said plan.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, agent or employee of the Seller or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, agent or employee of the Seller, any of the Seller’s Subsidiaries or any of their respective predecessors or (ii) this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including advancing reasonable attorneys’ fees and expenses as and when incurred prior to the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer; provided, however, that (w) the Buyer shall have the right to assume the defense thereof (provided the Buyer confirms in writing to the Indemnified Party its obligations to indemnify such party to the fullest extent permitted by law and provided the Buyer is at least “adequately capitalized” as defined in the relevant prompt corrective action regulations) and upon such assumption the Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (x) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless the proposed counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest among such parties, in which case the Buyer shall pay the reasonable fees and expenses of one additional counsel to the extent necessary to avoid such conflict, (y) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (z) the Buyer shall have no obligation under this Section 6.7(a) to any Indemnified Party when and if, and only to the extent, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Buyer thereof, provided, that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.7 except to the extent such failure to notify materially prejudices the Buyer. The Buyer’s obligations under this Section 6.7 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Buyer shall maintain Seller’s existing directors’ and officers’ liability insurance (the “D&O Insurance”) covering Persons who are currently covered by Seller’s D&O Insurance for six (6) years following the Effective Time on terms not less favorable than those in effect on the date hereof and shall at the Effective Time provide evidence to Seller of such extension of coverage; provided, however, that Buyer may substitute therefor policies providing equivalent coverage and containing terms and conditions no less favorable than those in effect on the date hereof; provided, that in no event shall Buyer be required to expend annually an amount in excess of 150% of the annual premiums currently paid by Seller (which current amount is set forth in Section 6.7 of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(c) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this section.

(d) The provisions of this Section 6.7 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Articles of Incorporation or Bylaws of the Seller or the equivalent documents of any of the Seller’s Subsidiaries, any contract or applicable law.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents or to vest Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and the other Transaction Documents and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer.

6.9 Advice of Changes. The Buyer and the Seller shall each promptly notify the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and provided, further, that no failure to provide notice pursuant to this Section 6.9 shall cause the failure to be satisfied of any condition set forth in Article VII or provide a basis for termination of this agreement under Article VIII unless the underlying change or event would cause such failure or provide such a basis.

6.10 Current Information.

(a) As soon as practicable, each of the Buyer and the Seller will furnish to the other party copies of all such financial statements and reports as it or any of its Subsidiaries shall send to its shareholders or any Governmental Authority, to the extent any such reports furnished to any such Governmental Authority are not confidential and except as legally prohibited thereby, and will furnish to the other party such additional financial data as the other party may reasonably request.

(b) Promptly upon receipt thereof, each of the Buyer and the Seller will furnish to the other copies of all reports submitted to it and its Subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of it and its Subsidiaries made by such auditors.

(c) Each of the Buyer and the Seller will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of it or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving it or any of its Subsidiaries, and will keep the other party reasonably informed of such events.

6.11 Participation in Certain Actions and Proceedings. The Buyer shall have the right to participate in the defense of any action, suit or proceeding instituted against the Seller (or any of its directors of officers) before any Governmental Authority or threatened by any Governmental Authority, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement or by any of the other Transaction Documents, or to seek damages or a discovery order in connection with such transactions.

6.12 Management. Except as otherwise required by applicable law or regulation, the Seller agrees, and agrees to cause its Subsidiaries, to manage their respective assets and liabilities in accordance with Seller’s asset and liability management policy as in effect on the date hereof, unless otherwise agreed by the parties. The Seller shall not, nor shall it permit its Subsidiaries to, amend or modify such policy or policies relating to lending, investment and other mutual operations, without express written consent of the Buyer. The Seller and the Buyer agree to consult on investment programs to be administered by the Seller Subsidiaries.

6.13 Reservation, Issuance and Registration of Buyer Common Stock. The Buyer shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of Buyer Common Stock to be issued to the shareholders of Seller in the Merger pursuant to Article I hereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Shareholders’ Approval. This Agreement and the transactions contemplated hereby, including, without limitation, the Merger, shall have been adopted and approved by the Requisite Affirmative Vote of the holders of shares of Seller Common Stock entitled to vote at the Seller Shareholders Meeting in accordance with applicable law.

(b) Regulatory Approvals; No Materially Burdensome Regulatory Condition. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as “Requisite Regulatory Approvals”) and no Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Authorities ) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on Buyer or Seller.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for the purpose shall have been initiated or threatened by the SEC or any Governmental Authority.

(f) Blue Sky Approvals. All permits and other authorizations under state securities laws and other authorizations necessary to consummate the Merger shall have been received and be in full force and effect.

(g) NASDAQ Listing. The Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

7.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

(a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, financial condition or results of operations of the Seller or any of its Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(b) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement, or portion thereof, which is qualified by Material Adverse Effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and each of the representations and warranties of the Seller contained in this Agreement, or portion thereof, which is not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Material Adverse Effect on the Seller, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Performance of Obligations of the Seller. The Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement, including pursuant to the Transaction Documents, at or prior to the Closing Date, and the Buyer shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer to such effect.

(d) Dissenting Shares. Dissenting Shares shall comprise no more than ten percent (10%) of the outstanding Seller Common Stock.

(e) Employment of Seller CEO. Keith Jackson shall continue to be employed by the Seller or Seller Bank at the Closing, shall not have given notice or other indication that he is not willing or does not intend to be employed by the Buyer or a subsidiary of the Buyer following the Merger; provided, however that Mr. Jackson’s death or disability prior to the Effective Time shall not be considered a failure of this condition.

(f) Opinion of Tax Counsel. Buyer shall have received an opinion from Goodwin Procter LLP, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of Buyer and Seller will be a party to that reorganization within the meaning of Section 368(b) of the Internal

Revenue Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and Seller.

7.3 Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer contained in this Agreement, or portion thereof, which is qualified by Material Adverse Effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and each of the representations and warranties of the Buyer contained in this Agreement, or portion thereof, which is not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Material Adverse Effect on the Buyer, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of the Buyer by the President and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed by the President and the Chief Financial Officer to such effect.

(c) Opinion of Tax Counsel. Seller shall have received an opinion from Silver, Freedman and Taff, LLP, special counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of Buyer and Seller will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Silver, Freedman and Taff, LLP may require and rely upon representations contained in certificates of officers of each of Buyer and Seller.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of the Seller:

(a) by mutual consent of the Seller and the Buyer in a written instrument, by action of their respective boards of directors;

(b) by either the board of directors of the Buyer or the board of directors of the Seller if any Governmental Authority of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (which order the parties shall have used their best efforts to lift);

(c) by either the board of directors of the Buyer or the board of directors of the Seller if the Merger shall not have been consummated on or before September 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the board of directors of the Buyer or the board of directors of the Seller (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein (which breach would entitle the terminating party not to close under Article VII) which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

(e) by either the Buyer or the Seller if the approval of the Seller’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such party’s shareholders or at any adjournment thereof; or

(f) by the Buyer, if (i) the board of directors of the Seller shall have failed to publicly recommend to the shareholders of the Seller that such shareholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, (ii) the board of directors of the Seller shall have modified or qualified, in a manner adverse to the Buyer, or withheld or withdrew such recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Transaction shall be considered an adverse modification of the recommendation), or makes any statement, filing or release, in connection with the Seller Shareholders Meeting or otherwise , inconsistent with the recommendation, (iii) the Seller or any of its Agents or Subsidiaries or its Subsidiaries’ Agents shall have breached Section 6.2 of this Agreement, (iv) the Seller shall have breached its obligations to call, give notice of and commence the Seller Shareholders Meeting under Section 6.1(a), or (v) the board of directors of the Seller approves or recommends an Acquisition Transaction. Nothing in this subparagraph (f) shall prevent or impair the Seller in exercising its rights under subparagraph (g).

(g) by the Seller in connection with entering into a definitive agreement with respect to a Superior Proposal after making a Seller Subsequent Determination in accordance with Section 6.2; provided the Seller shall, concurrently with the termination of this Agreement pursuant to this subsection, make the cash payment to the Buyer required under Section 8.2(b).

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Buyer, the Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.3 (Access to Information), 8.2 (Effect of Termination), and 9.2 (Expenses) and all other obligations of the parties specifically and expressly intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by:

(i) the Buyer pursuant to Section 8.1(f);

(ii) the Seller pursuant to Section 8.1(g)

(iii) either the Buyer or the Seller pursuant to Section 8.1(e), in circumstances where the board of directors of the Seller shall have (A) failed to publicly recommend to the shareholders of the Seller that such shareholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, (B) withdrawn, modified or amended such recommendation in a manner adverse to the Buyer or (C) failed to recommend rejection of a tender or exchange offer relating to the Seller Common Stock commenced by a third party or made no recommendation in connection therewith; or

(iv) either the Buyer or the Seller pursuant to Section 8.1(e), in circumstances where within twelve (12) months of such termination, the Seller shall have entered into a definitive agreement to engage in or shall have consummated an Acquisition Transaction (a “Subsequent Acquisition”) with any Person other than the Buyer or any Affiliate of the Buyer (the “Subsequent Acquiror”), and after the date hereof and prior to the time of such termination or event giving rise to such termination, either (x) it shall have been publicly announced that any Person (other than the Buyer or any Affiliate of the Buyer) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, with appropriate Governmental Authorities, for approval to engage in an Acquisition Transaction (either of the events in (A) or (B) being referred to as a “Pre-Termination Acquisition Transaction Offer”) or (y) a Pre-Termination Acquisition Transaction Offer by the Subsequent Acquiror shall have been made known to the Seller.

then Seller shall make a single cash payment to the Buyer in the amount of $2.8 million in the case of (i) (ii) or (iii), upon such termination and, in the case of (iv), upon the consummation of the Subsequent Acquisition. Any payment required under this Section 8.2(b) shall be payable by the Seller to the Buyer (by wire transfer of immediately available funds to an account designated by the Buyer) within two (2) business days after demand by the Buyer; provided, that the Seller shall make such payment prior to and as a condition of any termination of this Agreement by the Seller under the circumstances set forth in clause (ii) above.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken by the boards of directors of the parties hereto, at any time before or after approval of the matters presented in connection with the Merger to the shareholders of the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the shareholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the shareholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.6 (Employment and Benefit Matters) and 6.7 (Directors’ and Officers’ Indemnification and Insurance) and any other section which by its terms specifically applies in whole or in part after the Effective Time.

9.2 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

If to the Buyer, to:

Margaret W. Chambers, Esq.

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Tel: (617) 912-1900

Fax: (617) 912-4491

with required copies to:

William P. Mayer, Esq.

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Tel: (617) 570-1000

Fax: (617) 523-1231

If to the Seller, to:

Keith Jackson

Chairman and Chief Executive Officer

Charter Financial Corporation

10885 NE 4th Street, Suite 100

Bellevue, WA 98004

Tel: (425) 586-5000

Fax: (425) 586-5010

with required copies to:

John F. Breyer, Jr., Esq.

Breyer & Associates PC

8180 Greensboro Drive, Suite 785

McLean, Virginia 22102

Tel: (703) 883-1100

Fax: (703) 883-2511

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

9.4 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require the Seller or the Buyer or any of their respective Subsidiaries or Affiliates to take any action which would violate applicable law, rule or regulation. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to be March 3, 2007.

9.5 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to any applicable conflicts of laws principles except to the extent mandatory provisions of federal law or the laws of the State of Washington apply.

9.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided herein, including Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“409A Plan” shall have the meaning ascribed thereto in Section 4.15(i) hereof.

“Acquisition Transaction” shall have the meaning ascribed thereto in Section 6.2(e) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Letters” shall have the meaning ascribed in the Preamble hereto.

“Agents” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Articles of Merger” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Bank Common Stock” shall have the meaning ascribed thereto in Section 4.2(b) hereof.

“Bank Preferred Stock” shall have the meaning ascribed thereto in Section 4.2(b) hereof

“Bank Regulator” shall mean and include, any pertinent federal or state Governmental Authority charged with the supervision of banks or bank or financial holding companies or engaged in the insurance of bank deposits including without limitation, the FRB, the FDIC, the Washington DOB, the MBBI and the MHPF.

“Bank Secrecy Act” shall mean the Federal Bank Secrecy Act, as amended, and its implementing regulations.

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Buyer” shall have the meaning ascribed thereto in the preamble.

“Buyer 10-K” shall have the meaning ascribed thereto in Section 3.5(a) hereof.

“Buyer Balance Sheet” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Buyer Banks” shall have the meaning ascribed thereto in Section 3.11 hereof.

“Buyer Bylaws” shall have the meaning ascribed thereto in Section 3.1 hereof.

“Buyer Common Stock” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Buyer Disclosure Schedule” shall mean the schedule delivered by Buyer to Seller setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations contained herein; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation shall not be deemed an admission by Buyer that such item was required to be disclosed therein.

“Buyer Finance Subsidiaries” shall have the meaning ascribed thereto in Section 3.10(b) hereof.

“Buyer Preferred Stock” means shares of Buyer preferred stock, $1.00 par value per share.

“Buyer Regulatory Agreement” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Buyer Reports” shall have the meaning ascribed thereto in Section 3.5 hereof.

“Buyer SEC Reports” shall have the meaning ascribed thereto in Section 3.5 hereof.

“Cash Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Cash Election” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Cash Election Shares” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“C.F.R.” shall mean the Code of Federal Regulations.

“Closing” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.4 hereof.

“COBRA” shall have the meaning ascribed thereto in Section 6.6(c) hereof.

“Code” shall have the meaning ascribed thereto in the recitals.

“Confidentiality Agreement” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Continuing Employees” shall have the meaning ascribed thereto in Section 6.6(b) hereof.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Criticized Assets” shall have the meaning ascribed thereto in Section 4.27(b) hereof.

“D&O Insurance” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“Derivative Transactions” shall have the meaning ascribed thereto in Section 3.18 hereof.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.5 hereof.

“DPC Shares” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.3 hereof.

“Election” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Election Deadline” shall have the meaning ascribed thereto in Section 2.3(b) hereof.

“Election Form” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Equity Investment” shall mean any corporation, limited liability company, limited liability partnership, partnership, joint venture, trust, association or other entity which is not a subsidiary of the Person, and in which (a) the Person, directly or indirectly, owns or controls any shares in excess of five (5) percent of any class of the outstanding voting securities or other equity interests, including, without limitation, an equity investment, as such term as of the date hereof is defined in the FDIC’s rules and regulations regarding activities and investments of insured state banks at 12 C.F.R. § 362.2(g) or (b) the Person or one of its Subsidiaries is a general partner or member manager, or serves in a similar capacity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exception Share” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended, and the Federal Deposit Insurance Reform Act of 2005, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Finance Laws” shall have the meaning ascribed thereto in Section 3.10(b) hereof.

“FRB” shall mean the Board of Governors of the Federal Reserve System or, to the extent that any matter is delegated by the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Boston.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including without limitation, the Bank Regulators, the applicable state securities authorities, the SEC and the NASD, courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Indemnified Parties” shall have the meaning ascribed thereto in Section 6.7(a) hereof.

“Insurance Amount” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“IRS” shall mean the Internal Revenue Service.

“Loans” shall have the meaning ascribed thereto in Section 4.27(a) hereof.

“Material Adverse Effect” shall mean, with respect to any Person, a change or effect that is materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes, after the date hereof, in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to depository institutions and their holding companies (including, without limitation, changes in state and federal tax law, and changes in insurance deposit assessment rates and special assessments with respect thereto) but not uniquely relating to Buyer or Seller, (b) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, but not uniquely relating to Buyer or Seller, (c) actions and omissions of one party or any of its Subsidiaries taken with the prior written consent of the other party, (d) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally in the United States or in the Western United States (e) the payment of any amounts due to, or the provision of any other benefits to, directors, officers or employees of the Seller and its Subsidiaries under employment contracts, employee benefit plans, severance agreements or other arrangements in existence as of the date hereof (f) expenses incurred relating to this Agreement and the transaction contemplated hereby and (g) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.

“Materially Burdensome Regulatory Condition” shall have the meaning ascribed thereto in Section 6.1(c) hereof.

“Material Contract” shall mean any contract or agreement which is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

“MBBI” shall mean the Massachusetts Board of Bank Incorporation or any successor thereto.

“MBCA” shall mean Chapter 156D of the General Laws of Massachusetts, also known as the Massachusetts Business Corporation Act.

“Merger” shall have the meaning ascribed thereto in the recitals.

“MHPF” shall mean the Massachusetts Housing Partnership Fund or any successor thereto.

“NASD” shall mean the National Association of Securities Dealers or any successor thereto.

“New Certificate” shall have the meaning ascribed thereto in Section 2.3(a).

“New Share” shall have the meaning ascribed thereto in Section 2.3(a).

“Non-Election” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Non-Election Shares” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Notice of Superior Proposal” shall have the meaning ascribed thereto in Section 6.2(c) hereof.

“Notice Period” shall have the meaning ascribed thereto in Section 6.2(e) hereof.

“Old Certificate” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“Old Share” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“OREO” shall mean Other Real Estate Owned.

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder.

“Permit” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

“Post-Signing Returns” shall have the meaning specified in Section 5.6(b) hereof.

“Pre-Termination Acquisition Transaction Offer” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Proxy Statement/Prospectus” shall have the meaning ascribed thereto in Section 6.5(a) hereof.

“Registration Statement” shall have the meaning ascribed thereto in Section 6.5(a) hereof.

“Regulatory Agreement” shall have the meaning ascribed thereto in Section 4.10 hereof.

“Requisite Affirmative Vote” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Requisite Regulatory Approvals” shall have the meaning ascribed thereto in Section 7.1(b) hereof.

“RESPA” shall mean the Real Estate Settlement Procedures Act of 1974, as amended.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the preamble.

“Seller Balance Sheet” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Seller Bank” shall mean Charter Bank, a Washington-chartered bank and subsidiary of the Seller.

“Seller Benefit Plans” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Seller Bylaws” shall have the meaning ascribed to such term in Section 4.1(b) hereof.

“Seller Common Stock” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Seller Contracts” shall have the meaning ascribed to such term in Section 4.18 hereof.

“Seller Disclosure Schedule” shall mean the schedule delivered by Seller to Buyer setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations contained herein; provided, however, that the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation shall not be deemed an admission by Seller that such item was required to be disclosed therein.

“Seller Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Seller Finance Subsidiaries” shall have the meaning ascribed thereto in Section 4.13(b) hereof.

“Seller Insider” shall have the meaning ascribed thereto in Section 4.11 hereof.

“Seller Intellectual Property” shall have the meaning ascribed thereto in Section 4.25 hereof.

“Seller Option” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Seller Other Plans” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Seller Pension Plans” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Seller Plans” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Seller Preferred Stock” shall have the meaning ascribed thereto in Section 4.11 hereof.

“Seller Reports” shall have the meaning ascribed thereto in Section 4.9(b) hereof.

“Seller Shareholders Meeting” shall have the meaning ascribed thereto in Section 6.1(a) hereof.

“Seller Stock Option Plan” shall mean the equity-based compensation plans of the Seller, including the Employee Stock Option Plan and the Non-Employee Director Stock Option Plan.

“Seller’s Advisor” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Seller Subsequent Determination” shall have the meaning ascribed thereto in Section 6.2(c) hereof.

“Stock Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Shareholder Voting Agreements” shall have the meaning ascribed thereto in the recitals.

“Shortfall Number” shall have the meaning ascribed thereto in Section 2.1(g) hereof.

“Stock Conversion Number” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Stock Election” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Stock Election Number” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Stock Election Shares” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Subsequent Acquisition” shall have the meaning ascribed thereto in Section 8.2(b)(iii) hereof.

“Subsequent Acquiror” shall have the meaning ascribed thereto in Section 8.2(b)(iii) hereof.

“Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 6.2(e) hereof.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Tax” shall mean any federal, state, country, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, whether disputed or not.

“Transaction Documents” shall mean this Agreement, the Shareholder Voting Agreements and the Affiliate Letters.

“Treasury Stock” shall mean shares of Seller Common Stock held (i) in the Seller’s treasury or (ii) by the Seller or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

“Trust Account Shares” shall have the meaning ascribed thereto in Section 2.1(e) hereof.

“U.S.” shall mean the United States.

“Washington DOB” shall mean the Washington Statement Department of Financial Institutions, Washington State Division of Banks or any successor thereto.

“Washington Code” shall have the meaning ascribed thereto in Section 1.1 hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ WALTER M. PRESSEY
Name: Walter M. Pressey
Title: President

CHARTER FINANCIAL CORPORATION

By:	/s/ KEITH B. JACKSON
Name: Keith B. Jackson
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]